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Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on form N-1A of our report dated April 17, 2000, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter S&P 500 Select Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Custodian and Independent Accountants, " "Experts" and Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
April 27, 2000